Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2018 Earnings Results

FAIRPORT, NY, February 5, 2019 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2018 fourth quarter and full year results for the period ended December 31, 2018.
Summary Highlights
•Assets under management ("AUM") at December 31, 2018 were $20.2 billion, compared to $23.1 billion at September 30, 2018
•Revenue for the fourth quarter was $37.4 million, a decrease of 18% and 8% from the fourth quarter of 2017 and third quarter of 2018, respectively
•Fourth quarter income before taxes was $5.9 million; the net income attributable to Manning & Napier, Inc. for the fourth quarter was $0.4 million, or $0.03 per diluted share
•On a non-GAAP basis, economic net income for the quarter was $3.5 million, or $0.04 per adjusted share
•The Company's Board of Directors declared a quarterly dividend of $0.02 per share of Class A common stock at their October 2018 board meeting

“We achieved strong investment results in 2018 across the majority of our strategies. Our disciplined, dynamic, research-based approach to asset allocation, sector and security selection found numerous opportunities amid a more volatile market environment. Our active risk management helped moderate our clients’ downside,” said Marc Mayer, Chief Executive Officer of Manning & Napier.”

Mr. Mayer continued, “As always, we are focused on delivering excellent investment results, exceptional client service and innovative solutions that help our clients achieve their financial goals. This forms the foundation upon which our business is built. In 2019, we will continue to rigorously examine and evaluate our business in search of opportunities for improvements, balancing a sense of urgency with an open-minded and thorough approach. We believe this provides Manning & Napier with the optimal path forward.”
Fourth Quarter 2018 Financial Review
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Refer to the section below entitled "Adoption of ASU 2014-09, Revenue from Contracts with Customers" for impacts to the Company.
Manning & Napier reported fourth quarter 2018 revenue of $37.4 million, a decrease of 18% from revenue of $45.7 million reported in the fourth quarter of 2017, and a decrease of 8% from revenue of $40.5 million reported in the third quarter of 2018. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $21.5 billion, a 17% and 6% decrease from average AUM for the fourth quarter of 2017 and the third quarter of 2018, when average AUM was $25.9 billion and $23.0 billion, respectively. Revenue as a percentage of average AUM was 0.69% for the fourth quarter of 2018, compared to 0.70% for both the fourth quarter of 2017 and the third quarter of 2018.
Operating expenses for the fourth quarter 2018 were $32.2 million, a decrease of $5.2 million, or 14%, compared with the fourth quarter of 2017, and a decrease of $3.9 million, or 11%, compared with the third quarter of 2018.
Compensation and related costs were $18.8 million for the fourth quarter of 2018, a decrease of $5.0 million, or 21%, and $4.3 million, or 18%, compared with the fourth quarter of 2017 and third quarter of 2018, respectively.

Included in the fourth quarter of 2018 was approximately $0.7 million of employee severance costs under the Company's early retirement offering that commenced earlier in 2018, compared to $2.4 million of employee severance costs for both voluntary and involuntary workforce reductions recognized in the third quarter of 2018. In addition, the decrease in the current quarter compared to the respective prior periods was driven by a 14% and 4% decrease in average workforce compared to the fourth quarter of 2017 and third quarter of 2018, respectively, lower variable incentive costs as a result of the reduction in AUM and revenue and by changes in executive team compensation. As a percentage of revenue, compensation and related costs for the fourth quarter of 2018 were 50%, compared with 52% for the fourth quarter of 2017 and 57% for the third quarter of 2018.
Distribution, servicing and custody expenses for the fourth quarter of 2018 decreased by $2.0 million, or 31%, compared with the fourth quarter of 2017 and by $0.1 million, or 3%, compared with the third quarter of 2018. Approximately $0.6 million of the decrease from the fourth quarter of 2017 is a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM which decreased by 22% when compared to the fourth quarter of 2017 and by 6% when compared to the third quarter of 2018.
Other operating costs increased by $1.8 million, or 25%, compared with the fourth quarter of 2017, and by $0.5 million, or 7%, compared with the third quarter of 2018. Approximately $0.7 million of the increase from the fourth quarter of 2017 is related to the adoption of Topic 606, which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. Additionally, fourth quarter 2017 reflects a $1.0 million operating gain related to the Company's sale of certain Rainier U.S. mutual funds. As a percentage of revenue, other operating costs for the fourth quarter of 2018 were 24% compared to 16% for the fourth quarter of 2017 and 21% for the third quarter of 2018.
Operating income was $5.3 million for the quarter, a decrease of $3.0 million, or 37%, from the fourth quarter of 2017 and an increase of $0.8 million, or 17%, from the third quarter of 2018. Operating margin was 14% for the fourth quarter of 2018, compared with 18% for the fourth quarter of 2017 and 11% for the third quarter of 2018.
Non-operating income was $0.7 million for the quarter, compared to $13.3 million and $0.7 million reported for the fourth quarter of 2017 and third quarter of 2018, respectively. The fourth quarter of 2018 includes $1.0 million of interest and dividend income, compared to $0.2 million and $0.5 million for the fourth quarter of 2017 and third quarter of 2018, respectively. In addition, non-operating income for the fourth quarter of 2018 includes $1.3 million of net losses on investments held by the Company to provide initial cash seeding for product development purposes, compared to $0.1 million in net gains in both the fourth quarter of 2017 and third quarter of 2018. Also included in non-operating income was income of $0.9 million in the fourth quarter of 2018, $12.9 million in the fourth quarter of 2017, and $0.1 million in the third quarter of 2018 related to changes in the Company's expected tax benefits under the tax receivable agreement ("TRA") and the corresponding decrease in the payment of such benefits. The change during the fourth quarter of 2017 was due to the enactment of the Tax Cuts and Jobs Act (“U.S. tax reform”) as further described below.
Income before taxes was $5.9 million for the fourth quarter of 2018, compared to $21.6 million in the fourth quarter of 2017, a 72% decrease, and $5.3 million in the third quarter of 2018, a 13% increase. Provision for income taxes decreased by $14.6 million compared to the fourth quarter of 2017 and increased by $1.1 million compared to the third quarter of 2018. The decrease compared to the fourth quarter of 2017 is due to the enactment of the U.S. tax reform, which was signed into law on December 22, 2017. The tax law change decreased the corporate federal tax rate from 34% to 21%. As a result, the fourth quarter of 2017 reflected an estimated tax provision of $16.5 million due to revaluing the Company’s net deferred tax assets.
Net income attributable to the controlling and the non-controlling interests for the fourth quarter of 2018 was $4.5 million, compared to net income of $5.6 million in the fourth quarter of 2017 and $5.0 million in the third quarter of 2018. Net income attributable to Manning & Napier, Inc. for the fourth quarter of 2018 was $0.4 million, or $0.03 per basic and diluted share, compared to a net loss of $1.5 million, or $0.11 per basic and diluted share, in the fourth quarter of 2017 and net income of $0.8 million, or $0.05 per basic and diluted share, in the third quarter of 2018 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported fourth quarter 2018 economic net income of $3.5 million, or $0.04 per adjusted share, compared to $3.2 million, or $0.04 per adjusted share, in the fourth quarter of 2017 and $3.7 million, or $0.05 per adjusted share, in the third quarter of 2018.

Twelve-months ended December 31, 2018 Financial Review
Manning & Napier reported 2018 revenue of $161.3 million, a decrease of 20% from revenue of $201.5 million reported in 2017. This decrease was consistent with changes in average AUM, which decreased by 19% from the prior year to $22.9 billion in 2018. Revenue as a percentage of average AUM was 0.70%, compared to 0.71% for the prior year.
Operating expenses for 2018 were $137.9 million, a decrease of $11.8 million, or 8%, from 2017.
Compensation and related costs decreased by $4.3 million, or 5%, when compared to 2017. This decrease was driven by an 11% reduction in average workforce and lower variable incentive costs for our sales team as a result of the reduction in AUM and revenue. This decrease was partially offset by approximately $3.7 million of employee severance costs for both voluntary and involuntary workforce reductions recognized in 2018, compared to $1.2 million of employee severance costs in 2017. As a percentage of revenue, compensation and related costs for 2018 were 54%, compared to 46% for the prior year.
Distribution, servicing and custody expenses for 2018 decreased by $9.6 million, or 35%, from 2017. Approximately $2.6 million of the decrease is a result of the adoption of Topic 606, which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 29% from 2017.
Other operating costs increased by $2.1 million, or 7%, when compared to 2017. The 2018 period includes $2.2 million of expense related to the adoption of Topic 606, which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. Other operating costs also include gains of $2.1 million and $1.0 million for 2018 and 2017, respectively, from the Company's sale of the Rainier U.S. mutual funds. Other operating costs as a percentage of revenue were 20% for 2018 and 15% for 2017.
Operating income was $23.4 million for 2018, a decrease of $28.4 million, or 55%, from 2017. Operating margin for 2018 was 14% compared to the prior year of 26%.
Non-operating income for 2018 was $2.3 million, a decrease of $13.9 million from non-operating income of $16.1 million reported in 2017. Included in non-operating income for 2018 and 2017 was income of $1.3 million and $12.9 million, respectively, related to changes in the Company's expected tax benefits under the TRA and the corresponding decrease in the payment of such benefits. The change in 2017 was due to the enactment of the U.S. tax reform. In addition, included in non-operating income for 2018 was $1.5 million of net loss on investments held by the Company to provide initial cash seeding for product development purposes, compared to net income of $2.4 million reported in 2017. Also included in non-operating income for 2018 was $2.4 million of interest and dividend income, compared to $0.8 million in 2017.
Income before taxes was $25.6 million for 2018, compared to $67.9 million in 2017, a 62% decrease. Provision for income taxes decreased by $16.7 million when compared to 2017, due to the enactment of the U.S. tax reform and the revaluing of the Company’s net deferred tax assets.
Net income attributable to the controlling and the non-controlling interests was $23.0 million and $48.5 million in 2018 and 2017, respectively. Net income attributable to Manning & Napier, Inc. for 2018 was $3.2 million, or $0.21 per basic and diluted share, compared to $3.6 million, or $0.25 per basic and diluted share in 2017.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, economic net income was $17.4 million, or $0.22 per adjusted share for 2018, compared to $31.4 million, or $0.40 per adjusted share in 2017.
Assets Under Management
As of December 31, 2018, AUM was $20.2 billion, a decrease of 13% from $23.1 billion as of September 30, 2018 and a decrease of 20% from $25.1 billion as of December 31, 2017. The composition of the Company's AUM across portfolios as of December 31, 2018 was 67% in blended assets, 27% in equity, and 6% in fixed income, compared to 65% in blended assets, 30% in equity, and 5% in fixed income at September 30, 2018, and 63% in blended assets, 32% in equity, and 5% in fixed income at December 31, 2017.
Since September 30, 2018, AUM decreased by $2.9 billion. This decrease in AUM was attributable to market depreciation of approximately $1.9 billion, coupled with net client outflows of $1.0 billion. The net client outflows of $1.0 billion consisted of separately managed account net outflows of $0.7 billion as well as mutual fund and collective investment trust net outflows of $0.3 billion. The annualized separate account retention rate for the three months ended December 31, 2018 was 84%, compared to 86% for the rolling 12 months ended December 31, 2018.
When compared to December 31, 2017, AUM decreased by $4.9 billion from $25.1 billion, including a decrease of $3.1 billion, or 18%, in separate account AUM and a decrease of $1.9 billion, or 23%, in mutual fund and collective investment trust AUM. The $4.9 billion decrease in AUM from December 31, 2017 to December 31, 2018 was attributable to net client outflows of approximately $3.6 billion, disposed assets of $0.3 billion and market depreciation of $1.1 billion. The net client outflows of $3.6 billion consisted of $2.4 billion of net outflows for separate accounts and $1.1 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $59.6 million and $76.7 million as of December 31, 2018 and September 30, 2018, respectively. Investments, including short-term investments and seeded products, were $91.2 million and $70.0 million, as of December 31, 2018 and September 30, 2018, respectively.
During the quarter ended December 31, 2018, Manning & Napier Group, LLC distributed $3.5 million in cash to its members, and declared a fourth quarter dividend of $0.02 per share of Class A common stock. As of December 31, 2018, the Company had no debt.
Adoption of ASU 2014-09, Revenue from Contracts with Customers
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective approach with the cumulative effect of initial application recognized January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted. There were no changes in the timing of revenue recognition. Upon the adoption of Topic 606, the Company changed the presentation of certain revenue related costs on a gross versus net basis, impacting revenue, distribution, servicing and custody expenses, as well as other operating costs within its consolidated statements of operations. This change had no impact on net income.

In addition, effective January 1, 2018, the Company changed the presentation of revenue within its consolidated statements of operations. Revenue, previously reported as a single line item, has been disaggregated to present revenue by the various services the Company provides. Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2018 fourth quarter and full year financial results on Tuesday, February 5, 2019, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 5697448. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 12, 2019. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 5697448. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 41.9%, 29.0% and 85.1% for the three-month periods ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively, and 32.0% and 53.7% for the twelve months ended December 31, 2018 and 2017, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 366 employees as of December 31, 2018.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues
Management Fees
Separately managed accounts	$23,057	$24,228	$26,867	$97,123	$111,518
Mutual funds and collective investment trusts	8,856	10,596	12,953	41,462	65,716
Distribution and shareholder servicing	2,904	2,974	3,434	12,089	13,301
Custodial services	1,753	2,021	1,880	7,591	8,162
Other revenue	869	729	534	3,066	2,830
Total revenue	37,439	40,548	45,668	161,331	201,527
Expenses
Compensation and related costs	18,841	23,105	23,829	87,408	91,730
Distribution, servicing and custody expenses	4,374	4,518	6,335	18,175	27,750
Other operating costs	8,941	8,392	7,180	32,366	30,279
Total operating expenses	32,156	36,015	37,344	137,949	149,759
Operating income	5,283	4,533	8,324	23,382	51,768
Non-operating income (loss)
Non-operating income (loss), net	664	719	13,274	2,250	16,109
Income before provision for income taxes	5,947	5,252	21,598	25,632	67,877
Provision for income taxes	1,403	274	16,028	2,647	19,352
Net income attributable to the controlling and the noncontrolling interests	4,544	4,978	5,570	22,985	48,525
Less: net income attributable to the noncontrolling interests	4,107	4,198	7,086	19,788	44,938
Net income (loss) attributable to Manning & Napier, Inc.	$437	$780	$(1,516)	$3,197	$3,587

Net income (loss) per share available to Class A common stock
Basic	$0.03	$0.05	$(0.11)	$0.21	$0.25
Diluted	$0.03	$0.05	$(0.11)	$0.21	$0.25
Weighted average shares of Class A common stock outstanding
Basic	14,740,790	14,740,541	14,249,347	14,623,198	14,164,037
Diluted	14,740,790	78,096,830	14,249,347	14,630,170	14,237,025

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net income (loss) attributable to Manning & Napier, Inc.	$437	$780	$(1,516)	$3,197	$3,587
Add back: Net income attributable to the noncontrolling interests	4,107	4,198	7,086	19,788	44,938
Add back: Provision for income taxes	1,403	274	16,028	2,647	19,352
Income before provision for income taxes	5,947	5,252	21,598	25,632	67,877
Adjusted income taxes (Non-GAAP)	2,493	1,524	18,382	8,202	36,430
Economic net income (Non-GAAP)	$3,454	$3,728	$3,216	$17,430	$31,447

Weighted average shares of Class A common stock outstanding - Basic	14,740,790	14,740,541	14,249,347	14,623,198	14,164,037
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	63,349,721	63,349,721	63,931,065	63,489,881	64,387,304
Unvested restricted share-based awards	970,090	661,250	852,123	803,559	1,016,166
Weighted average adjusted shares (Non-GAAP)	79,060,601	78,751,512	79,032,535	78,916,638	79,567,507

Economic net income per adjusted share (Non-GAAP)	$0.04	$0.05	$0.04	$0.22	$0.40

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)
For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Gross client inflows (1)	496.9	447.4	944.3	592.8	317.2	34.3	944.3
Gross client outflows (1)	(1,218.9)	(719.7)	(1,938.6)	(1,051.7)	(784.4)	(102.5)	(1,938.6)
Acquired/(disposed) assets	—	—	—	—	—	—	—
Market appreciation/(depreciation) & other (2)	(1,218.4)	(695.6)	(1,914.0)	(952.7)	(974.5)	13.2	(1,914.0)
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Average AUM for period	$14,641.4	$6,820.2	$21,461.6	$14,169.7	$6,119.1	$1,172.8	$21,461.6

As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Gross client inflows (1)	390.4	686.8	1,077.2	459.3	573.5	44.4	1,077.2
Gross client outflows (1)	(633.7)	(688.2)	(1,321.9)	(765.7)	(506.8)	(49.4)	(1,321.9)
Acquired/(disposed) assets	—	—	—	—	—	—	—
Market appreciation/(depreciation) & other (2)	369.9	109.0	478.9	272.3	205.5	1.1	478.9
As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Average AUM for period	$15,728.0	$7,222.8	$22,950.8	$14,982.1	$6,788.5	$1,180.2	$22,950.8

As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Gross client inflows (1)	500.4	524.6	1,025.0	619.1	276.4	129.5	1,025.0
Gross client outflows (1)	(1,452.2)	(1,583.2)	(3,035.4)	(1,647.9)	(1,250.0)	(137.5)	(3,035.4)
Acquired/(disposed) assets	—	(121.8)	(121.8)	—	(121.8)	—	(121.8)
Market appreciation/(depreciation) & other (2)	448.1	251.5	699.6	315.3	378.6	5.7	699.6
As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Average AUM for period	$17,153.0	$8,728.4	$25,881.4	$16,049.1	$8,514.9	$1,317.4	$25,881.4

For the twelve months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	1,637.0	1,965.2	3,602.2	1,943.9	1,477.4	180.9	3,602.2
Gross client outflows (1)	(4,078.1)	(3,093.4)	(7,171.5)	(3,638.4)	(3,134.4)	(398.7)	(7,171.5)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	(623.4)	(505.3)	(1,128.7)	(439.9)	(710.1)	21.3	(1,128.7)
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Average AUM for period	$15,596.5	$7,333.3	$22,929.8	$14,873.2	$6,844.4	$1,212.2	$22,929.8

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	1,884.7	2,079.0	3,963.7	2,353.0	1,190.5	420.2	3,963.7
Gross client outflows (1)	(6,675.3)	(8,391.0)	(15,066.3)	(8,969.0)	(5,632.1)	(465.2)	(15,066.3)
Acquired/(disposed) assets	—	(121.8)	(121.8)	—	(121.8)	—	(121.8)
Market appreciation/(depreciation) & other (2)	2,845.3	1,809.3	4,654.6	2,373.2	2,220.1	61.3	4,654.6
As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Average AUM for period	$18,094.6	$10,272.4	$28,367.0	$17,449.6	$9,601.1	$1,316.3	$28,367.0
1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

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